Exhibit 99.1

Newtek Declares Second Quarter Dividend of $0.35 Per Share

Reconfirms 2016 Dividend Forecast of $1.52 Per Share

New York, N.Y. - June 9, 2016 - Newtek Business Services Corp. (“Newtek” or the “Company”), (NASDAQ: NEWT), an internally managed business development company ("BDC"), today announced that its board of directors declared a second quarter cash dividend(1) of approximately $5.1 million, or $0.35 per share, payable on June 30, 2016 to shareholders of record as of June 20, 2016.  In addition, the Company is reconfirming its full year 2016 dividend forecast of $22.0 million, or $1.52 per share.
The Company’s board of directors expects to maintain a dividend policy with the objective of distributing approximately 90% to 98% of the Company’s annual taxable income.
The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income and distributions paid for the year.
(1) The dividend will be paid in cash or shares of the Company's Common Stock through participation in the Company's dividend reinvestment program (“DRIP”), at the election of shareholders.
About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions CompanyTM, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (including Cloud Computing, Data Backup, Storage and Retrieval, and Web Services), eCommerce, Accounts Receivable Financing & Inventory Financing, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll & Benefits Solutions.
Newtek® is a registered trademark of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com